Exhibit 99.2
Abercrombie & Fitch
September 2008 Sales Release
Call Script
This is Eric Cerny, Manager Investor Relations of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended October 4th, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended October 4th, 2008, were $275.4 million compared to $297.4 million for the five-week period ended October 6, 2007. Total Company direct-to-consumer net sales were $20.9 million for the five-week period ended October 4, 2008, a 5% decrease from sales for the five-week period ended October 6, 2007. September comparable store sales decreased 14%.
By brand, Abercrombie & Fitch comparable store sales were down 7%. Men’s comps were up by a high single digit; women’s comps were down by a mid teen. Transactions per store per week decreased 15%; average transaction value increased 11%.
In abercrombie, comparable store sales were down 20%. Boys comps were down by a high single digit; girls comps were down by a mid twenty.

Abercrombie & Fitch
September 2008 Sales Release
Call Script
Transactions per store decreased 25%; average transaction value increased 5%.
Hollister comparable store sales were down 20%. Dudes comps were down by a mid single digit; Bettys comps were down by a high twenty. Transactions per store decreased 26%; average transaction value increased 7%.
RUEHL comparable store sales were down 24%. Men’s comps were down a low single digit; women’s comps were down by a high thirty. Transactions per store decreased 39%; average transaction value increased 13%.
From a merchandise classification standpoint across all brands, strongest performing masculine categories included knit tops, jeans, and fragrance, while graphic tees and fleece were weakest. In the feminine businesses, woven shirts, sweaters and fragrance were strong performing categories, while knit tops, graphic tees and fleece were weakest.

Abercrombie & Fitch
September 2008 Sales Release
Call Script
Comps were strongest in flagship stores and US-based “tourist” stores. On a regional basis, excluding flagship and tourist stores, comps were better in the Southwest and weakest in the West.
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“During this time of extraordinary macroeconomic distress, it is important for us to manage the business with a seasoned and disciplined approach that will protect our brands for the long term and better position them for an eventual turnaround in consumer spending. We will continue our planned investment in international growth opportunities and avoid promotional pricing. The strength of our brands, together with management’s control over all aspects of the Company’s business, should enable us to emerge from these difficult times stronger than ever.”
Absent notable improvement in the macroeconomic environment and a return of consumer confidence, the Company expects the current trend to persist through the fourth quarter. In that event, net income per diluted

Abercrombie & Fitch
September 2008 Sales Release
Call Script
share for the third quarter would be in the range of $0.74 to $0.76 and net income per diluted share for the second half of fiscal 2008 would fall appreciably below the Company’s most recent guidance.
The Company will report October sales results on Thursday, November 6, 2008 and third quarter earnings on Friday, November 14, 2008. At that time, the Company will update guidance for the second half of fiscal 2008.
Thank You

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